Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555 (JMP) Jointly Administered
Debtors.

BALANCE SHEETS

AS OF MARCH 31, 2014

MANAGEMENT’S DISCUSSION AND ANALYSIS

AND ACCOMPANYING SCHEDULES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC. c/o MICHAEL S. LETO CHIEF FINANCIAL OFFICER 1271 AVENUE OF THE AMERICAS 40th FLOOR NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP c/o JACQUELINE MARCUS, GARRETT A. FAIL 767 FIFTH AVENUE NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: July 30, 2014

TABLE OF CONTENTS

Schedule of Debtors	3

Notes to the Balance Sheets	4
Balance Sheets	18
Management’s Discussion and Analysis:	21
1. Introductory Notes	22
2. Highlights	23
3. Investments and Expenditures	26
4. Asset Sales, Restructurings and Other	27
5. Claims Update	29
6. Litigation Update	31
7. Costs and Expenses	33
8. Appendix A – Glossary of Terms	34

Accompanying Schedules:
Financial Instruments Summary and Activity	35
Commercial Real Estate — By Product Type	36
Commercial Real Estate — By Property Type and Region	37
Loan Portfolio by Maturity Date and Residential Real Estate	38
Private Equity / Principal Investments by Legal Entity and Product Type	39
Derivatives Assets and Liabilities	40
Unfunded Lending and Private Equity / Principal Investments Commitments	41

SCHEDULE OF DEBTORS

The following entities (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for Southern District of New York (the “Bankruptcy Court”) on the dates indicated below. On December 6, 2011, the Bankruptcy Court confirmed the Modified Third Amended Joint Chapter 11 Plan for Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. The Debtors’ Chapter 11 cases remain open as of the date hereof.

	Case No.	Date Filed
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l	09-10108	1/7/2009
BNC Mortgage LLC (“BNC”)	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

The Company has established an email address to receive questions from readers regarding this presentation. The Company plans to review questions received and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company in a competitive or negotiation disadvantage, or (iii) be unduly burdensome, the Company shall endeavor to post a response (maintaining the anonymity of the question origination) on the Epiq website maintained for the Company: www.lehman-docket.com. The Company assumes no obligation to respond to e-mail inquiries. Please email questions in clear language with document references to QUESTIONS@lehmanholdings.com.

LEHMAN BROTHERS HOLDINGS INC. AND OTHER DEBTORS

AND DEBTOR-CONTROLLED ENTITIES

NOTES TO THE BALANCE SHEETS AS OF MARCH 31, 2014

(Unaudited)

Note 1 – Basis of Presentation

The information and data included in the Balance Sheets, the Notes to the Balance Sheets, the Management’s Discussion and Analysis and Accompanying Schedules (collectively, the “Balance Sheets”) are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company”). Debtors and Debtor-Controlled Entities refer to those entities that are directly or indirectly controlled by LBHI and exclude, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (in administration) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) that were not managed or controlled by a Debtor as of the Effective Date and are under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act (collectively, “Non-Controlled Affiliates”). LBHI (on September 15, 2008) and certain Other Debtors (on various dates, each referred to as the respective “Commencement Dates”) filed for protection under Chapter 11 of the Bankruptcy Code and are referred to herein as “Debtors”. The Debtors’ Chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure. Entities that have not filed for protection under Chapter 11 of the Bankruptcy Code are referred to herein as “Debtor-Controlled Entities”, although they may be a party to other proceedings, including among other things, foreign liquidations or other receiverships. The Company has prepared the Balance Sheets based on the information available to the Company at this time; however, such information may be incomplete and may be materially deficient. The Balance Sheets are not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

The Balance Sheets should be read in conjunction with previously filed 2013+ Cash Flow Estimates, Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”) and other filings including the Plan and related Disclosure Statement (the “Disclosure Statement”), dated August 31, 2011, made after the Commencement Dates as filed with various regulatory agencies or the Bankruptcy Court by LBHI, Other Debtors and Debtor-Controlled Entities. The 2013+ Cash Flow Estimates reflect the estimated realizable values which differ from the amounts recorded in the Balance Sheets and adjustments (including write-downs and write-offs) may be material and recorded in future Balance Sheets. The Balance Sheets are not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The Balance Sheets do not reflect normal period-end adjustments, including accruals, which were generally recorded by the Company prior to the filing of the Chapter 11 cases upon review of major accounts as of the end of each quarterly and annual accounting period. The Balance Sheets do not include explanatory footnotes and other disclosures required under GAAP and are not presented in a GAAP-based SEC reporting format. Certain classifications utilized in the Balance Sheets differ from prior report classifications; accordingly amounts may not be comparable. Certain items presented in the Balance Sheets remain under continuing review by the Company and may be accounted for differently in future Balance Sheets. Accordingly, the financial information herein is subject to change and any such change may be material.

The Balance Sheets do not reflect certain off-balance sheet commitments, including, but not limited to, those relating to real estate and private equity partnerships, made by the Company.

The Balance Sheets are not audited and do not expect to be subject to audit or review by external auditors at any time in the future.

Note 2 – Use of Estimates

In preparing the Balance Sheets, the Company makes various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring fair values or expected recoverable amounts of certain financial instruments and other assets and establishing claims amounts and various reserves.

Estimates are based on available information and judgment. Therefore, actual results could differ from estimates and may have a material effect on the Balance Sheets thereto. As more information becomes available to the Company, including the outcome of various negotiations and litigation, it is expected that estimates will be revised.

Note 3 – Cash and Short-Term Investments

Cash and short-term investments include demand deposits, interest-bearing deposits with banks, U.S. and foreign money-market funds, U.S. government obligations, U.S. government guaranteed securities, investment grade corporate bonds and commercial paper, and AAA-rated asset-backed securities secured by auto loans and credit card receivables. The majority of the short-term investments mature by June 30, 2014.

Note 4 – Cash and Short-Term Investments Pledged or Restricted

The following table summarizes the components of restricted cash as of March 31, 2014:

	Debtors					Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities

	LBHI	LBSF	LCPI	Other	Total
($ in millions)
Reserves for Claims:
Disputed unsecured claims (1)	$2,462	$2,390	$26	$1,632	$6,510	$—	$6,510
Priority tax claims (2)	390	117	0	5	512	—	512
Distributions on Allowed Claims (not remitted) (3)	89	57	260	3	409	—	409
Secured, Admin, Priority Claims and Other (4)	86	16	31	14	146	—	146

Subtotal, Claims Reserves	3,027	2,579	316	1,654	7,577	—	7,577
Cash pledged to JPMorgan (CDA) (5)	313	—	—	—	313	—	313
Citigroup and HSBC (6)	2,040	—	—	—	2,040	—	2,040
Other (7)	188	1	57	29	275	133	408

Total	$5,568	$2,580	$373	$1,684	$10,205	$133	$10,338

(1)	Represents the cash reserve for disputed unsecured claims subsequent to the fourth Plan distribution on October 3, 2013.

(2)	Represents the cash reserve for Internal Revenue Service (“IRS”) amended proof of claim that was filed in December 2013.

(3)	Represents unpaid Plan distributions to creditors with Allowed Claims of approximately $276 million primarily related to the unsecured 7th Avenue Claims against LCPI and LBSF as described in the Bankhaus Settlement Agreement included in Exhibit 3 of the Plan and approximately $133 million related to (i) claimants who failed to submit the proper taxpayer identification number forms and/or Office of Foreign Asset Control (“OFAC”) forms and (ii) other open items.

(4)	Represents (i) post-petition intercompany payables of $71 million, (ii) disputed secured claims of $18 million, (iii) administrative claims of $2 million, and (iv) other administrative activities and other of $55 million.

(5)	Represents $313 million of cash deposited into accounts by LBHI and pledged to JPMorgan (including its affiliates, “JPM”) pursuant to paragraph 6(b) of the Collateral Disposition Agreement (“CDA”) with JPM, effective March 31, 2010, related to, but not limited to, clearance exposures and derivative exposures pending resolution of these items.

(6)	Represents cash deposited on or prior to the Commencement Dates by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. ($2,007 million) and HSBC Bank PLC ($33 million). The Company has recorded reserves against this cash in Secured Claims Payable to Third Parties as of March 31, 2014, because these institutions have asserted claims. The Company is in discussions with HSBC Bank and commenced litigation against Citigroup regarding these deposits. Accordingly, adjustments (netting against outstanding claims), which may be material, may be reflected in future Balance Sheets.

(7)	Other includes: (i) $92 million related to various pre-petition balances on administrative hold by certain financial institutions, (ii) $69 million related to misdirected wires and other cash received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable), (iii) $55 million of cash collected by LCPI on behalf of a third party related to a loan participation agreement, (iv) $122 million of cash not remitted by Debtor-Controlled Entities to various Non-Controlled Affiliates, pending settlements on intercompany balances, for their pro rata share of distributions, and (v) $70 million primarily related to other miscellaneous items.

Note 5 – Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are presented at fair value except, as described below, for certain Private Equity/Principal Investments and Derivative assets. Fair value is determined by utilizing observable prices or pricing models based on a series of inputs to determine the present value of future cash flows. The fair value measurements used to record the financial instruments described below may not be in compliance with GAAP requirements.

The values of the Company’s financial instruments and other inventory positions (recorded on the Balance Sheets) may be impacted by market conditions. Accordingly, adjustments to recorded values, which may be material, may be reflected in future balance sheets.

Hedging Programs

Certain entities have instituted hedging programs in order to protect (i) the value of certain derivatives transactions that have not been terminated by counterparties, and (ii) against the loss of value from fluctuations in foreign exchange rates in real estate, derivatives, commercial loans and receivables from certain foreign affiliates. The cash posted as collateral, net of gains or losses on hedging positions, is reflected on the Company’s Balance Sheets as of March 31, 2014 in “Derivatives Receivables and Related Assets” (approximately $35 million) and in “Receivables from Controlled Affiliates and other assets” (approximately $42 million).

Commercial Real Estate

Commercial Real Estate includes whole loans, real estate owned properties, joint venture equity interests in commercial properties, and other real estate related investments. The commercial real estate portfolio was valued as of December 31, 2013 adjusted for (i) cash activity from January 1, 2014 to March 31, 2014 and (ii) market values for certain positions to reflect either an agreed-upon sale contract in place or significant negotiations that established a range of values. The valuations of the commercial real estate portfolio, utilize pricing models, which incorporate estimated future cash flows, including satisfying obligations to third parties, discounted back at rates based on certain market assumptions. In many cases, inputs to the pricing models consider brokers’ opinions of value and third party analyses.

Loans and Residential Real Estate

Loans primarily consist of commercial term loans and revolving credit facilities with fixed maturity dates and are contingent on certain representations and contractual conditions applicable to each of the various borrowers. Loans are recorded at fair value. Residential Real Estate primarily includes mortgage backed securities, recoveries on claims, and other real estate related investments. Valuations for mortgage backed securities are based on third party valuations, including observable prices for similar assets, and valuation models utilizing discounted future cash flow estimates. Valuations for recoveries on claims are based on historical settlements, counterparty characteristics and management judgment. As of the date of the Balance Sheets, the Company has not determined a valuation for recoveries on the indemnity claims against third parties transferred to LBHI pursuant to the Fannie Mae Agreement.

Private Equity / Principal Investments

Private Equity/Principal Investments include equity and fixed-income direct investments in companies, and general partner and limited partner interests in investment fund vehicles (including private equity) and in related funds. Private equity/principal investments and general partner interests are primarily valued utilizing discounted cash flows and comparable trading and transaction multiples. Publicly listed equity securities are valued at period end quoted prices unless there is a contractual limitation or lock-up on the Company’s ability to sell in which case a discount is applied. Fixed-income principal investments are primarily valued utilizing market trading, comparable spreads and yields, and recovery analysis. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed. Certain positions are subject to confidentiality restrictions and transfer restrictions for which the Company may need consent from sponsors, general partners and/or portfolio companies in order to (i) share information regarding such positions with prospective buyers and/or (ii) transfer such positions to a buyer.

Pursuant to an agreement in December 2013, the Company agreed to sell back to Neuberger Berman Group LLC (“NBG”) the remaining 193,492 Class A Units of NBG owned by the Company. The purchase price will be paid in installments through March 2015 and the outstanding balance is reflected in “Receivables from Controlled Affiliates and Other Assets” on the March 31, 2014 Balance Sheets.

Derivatives Assets and Derivatives Liabilities

Derivatives assets and derivatives liabilities (reflected in Liabilities Subject to Compromise in the Balance Sheets) represent amounts due from/to counterparties related to matured, terminated and open trades and are recorded at expected recovery/claim amounts, net of cash and securities collateral.

The Company’s current estimate of recoveries, excluding affirmative litigation actions described in the Litigation Update of the Management’s Discussion and Analysis, and claim amounts are determined using various models and data sources, assessment of contract provisions, valuation assumptions made by counterparties, negotiations and other factors.

For the Company’s affirmative litigation actions, estimated recoveries are recorded at zero unless one of the following conditions are met: (i) the Company has reached agreements in principle with the corresponding counterparties, in which case the recovery value is recorded at the agreed amounts, and (ii) the Company has locked in value by purchasing notes of special purpose vehicles, in which case the recovery value is recorded at the value locked in.

The Company will continue to review amounts recorded for the derivatives assets and liabilities in the future as the Company obtains greater clarity on the issues referred to above including the results of negotiated and/or litigation settlements of allowed claims; accordingly, adjustments which may be material may be recorded in future balance sheets.

Derivatives claims are recorded (i) in cases where claims have been resolved, at values agreed by the Company and (ii) in cases where claims have not been resolved, at estimated claim amounts to be allowed by the Company. Derivative claims recorded by LBSF include (i) JPM claims transferred to LBHI under the CDA (defined below) and (ii) LBSF’s obligations under the RACERS swaps.

Note 6 – Subrogated Receivables from Affiliates and Third Parties—JPMorgan Collateral Disposition Agreement

The Company and JPM entered into a Collateral Disposition Agreement that became effective on March 31, 2010 (the “CDA”). The CDA provided for a provisional settlement of JPM’s claims against the Debtors and LBHI’s subrogation to JPM’s alleged secured claims against LBI and certain other Affiliates. It also provided for the transfer of a portion of the collateral (RACERS Notes and other illiquid collateral) held by JPM that related to LBHI as subrogee to LBI (the “Subrogated Collateral”). Prior to the effective date of the LBI Settlement Agreement, LBHI had a receivable balance of approximately $6.5 billion (the “Subrogated Receivables”), comprised primarily of approximately $4.2 billion from LBI and approximately $1.7 billion from LBSF.

In accordance with the LBI Settlement Agreement (as defined in Note 9 – Due from/to Affiliates) between LBHI and certain of its Debtor and Debtor-Controlled entities and LBI, LBI waived any rights to any proceeds of the Subrogated Collateral. As a result, LBHI reduced the portion of the Subrogated Receivables related to LBI of $4.2 billion and reflected the Subrogated Collateral with an equivalent value of $4.2 billion in the Balance Sheets as follows:

(i)	the Subrogated Collateral (excluding the RACERS Notes) in Financial Instruments and other inventory positions (consisting of residential mortgage backed securities) in the amount of $0.1 billion;

(ii)	a General Unsecured Claim against LBI of $1.5 billion in Due from Non-Controlled Affiliates; and

(iii)	a $2.6 billion receivable in Due From Controlled Affiliates for the allowed claims that the RACERS Structure asserted against LCPI, LBSF and LBHI in the face amounts of $5.0 billion, $1.9 billion and $1.9 billion, respectively (“RACERS Claims”).

The “Subrogated Receivables from Affiliates and Third Parties” balance of approximately $2.1 billion as of March 31, 2014 consists primarily of receivables from LBSF of $1.7 billion and other Affiliates of $0.4 billion.

The ultimate recovery by LBHI will be determined by a number of factors including the distribution percentages expected to be paid by LBI, LBHI, LBSF, and LCPI to their respective unsecured creditors, the resolution of the JPM derivatives claim asserted against LBSF and LBHI, the proceeds from the Subrogated Collateral, and the resolution of litigation with JPM. The ultimate recoveries could be materially less than the Subrogated Receivables’ value, and accordingly, adjustments (including write-downs and write-offs) may be material and recorded in future Balance Sheets.

Note 7 – Receivables from Controlled Affiliates and Other Assets

Receivables from Controlled Affiliates and Others Assets reflect certain post-petition activities, including: (i) receivables from controlled affiliates for activities amongst Debtors and Debtor-Controlled Entities for intercompany cash transfers (further described below), encumbered inventory, and administrative expense allocations totaling approximately $2.0 billion with the corresponding liability in Payables to Controlled Affiliates and other liabilities and (ii) other assets totaling approximately $535 million.

The following table summarizes the main components of Receivables from Controlled Affiliates and Other Assets as of March 31, 2014:

	Debtors					Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities

	LBHI	LCPI	LBSF	Other Debtors	Total
$ in millions
Encumbered Financial Inventory (1)	$—	$400	$—	$—	$400	$—	$400
PIK Notes (2)	16	—	16	128	160	—	160
Fundings and other activites (3)	328	81	0	468	877	558	1,435

Receivables from Controlled Affiliates	344	481	16	596	1,438	558	1,995

Receivable for unsettled sales of PEPI assets	30	—	—	—	30	92	122
Receivables related to CRE assets	40	11	—	—	51	19	70
Receivable from Fenway (4)	136	—	—	—	136	—	136
Affiliate Claims (5)	20	7	61	3	91	—	91
Derivative Hedges	25	17	—	—	42	—	42
Foreign asset backed securities	17	—	—	—	17	—	17
Other	21	3	(0)	3	26	31	57

Total Other Assets	288	37	61	6	393	142	535

Total Receivables from Controlled Affiliates and Other Assets	$632	$519	$78	$602	$1,830	$700	$2,531

(1)	Represents “Private Equity/Principal Investment” assets encumbered to LCPI.
(2)	Represents LOTC’s, LBSF’s and LBHI’s portion of the PIK Notes issued by Lehman ALI Inc. (“ALI”), net of $190 million in payments.
(3)	Includes (i) $420 million related to amounts deposited at LBHI by certain Debtors and Debtor-Controlled Entities related to their portion of the asserted aggregate tax liability of $510 million (refer to Note 4—Cash and Short-Term Investments Pledged or Restricted for additional information; (ii) $372 million of cash held at LB Agency Co, LLC primarily on behalf of Luxembourg Residential Properties Loan Finance S.a.r.l.; (iii) $272 million primarily related to fundings by LBHI and cost allocations; (iv) $113 million related to amounts deposited at LBHI by certain Debtors related to their portion of the reserve allocation agreement related to the disputed claims against the Debtors; (v) $55 million in LBHI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370]; and (vi) $38 million of secured receivables in LCPI from LBHI related to the unwind of the Kingfisher structure.
(4)	Represents unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in the Section 6.5 (h) of the Plan, net of $94 million payments received by LBHI as a result of Plan distributions.
(5)	Represents affiliate claims acquired from settlements with third parties.

Costs Allocation

Administrative expenses related to obligations for certain administrative services and bankruptcy related costs are initially paid by LBHI then allocated to significant Debtor and Debtor-Controlled Entities. The methodology for allocating such expenses is under periodic review by the Company, and a revised methodology was implemented for expenses disbursed beginning April 1, 2012 (the “Post-Effective Methodology”), and the resulting allocations are reflected in the accompanying Balance Sheets. The Post-Effective Methodology categorizes and allocates administrative expenses as follows:

(i)	Costs directly attributable to specific legal entities, such as dedicated staff costs and professional fees associated with assets or legal matters which benefit specific legal entities, are directly assigned to the corresponding legal entities;

(ii)	Costs attributable to the support and management of specific asset portfolios, such as asset management staff, professional fees and technology costs to support the asset portfolios, are allocated to legal entities based on the pro rata ownership of inventory within each asset portfolio;

(iii)	Restructuring costs associated with claims mitigation, distributions, and other bankruptcy-related activities are allocated to Debtor legal entities based on a combination of outstanding unresolved claims and cumulative distributions; and

(iv)	All remaining administrative costs are allocated to legal entities based on a combination of net cash receipts, pro rata ownership of inventory, and outstanding unresolved claims.

The Company continually reviews the methodology for allocating costs, and adjustments, which may be material, may be reflected in future Balance Sheets.

Intercompany Cash Transfers

Debtors and Debtor-Controlled Entities have engaged in cash transfers and transactions between one another. These transfers and transactions are primarily to support activities on behalf of certain Debtors and Debtor-Controlled Entities that may not have adequate liquidity for such things as funding private equity capital calls, restructuring certain investments, or paying operating expenses. For advances above a certain minimum dollar amount, the transferring Debtor may obtain a promissory note accruing interest and where available, collateral to secure the advanced funds. Since September 15, 2008, LBHI has advanced funds to, or incurred expenses on behalf of, certain Debtor-Controlled Entities. Similarly, LBHI and LCPI have received cash on behalf of Other Debtors and Debtor-Controlled Entities, most often in cases where the Other Debtors or Debtor-Controlled Entities have sold an asset and may not have a bank account to hold the proceeds received in the sale.

Note 8 – Investments in Affiliates

Investments in Affiliates are reflected in the Balance Sheets at book values and Debtors and Debtor-Controlled Entities that incurred cumulative net operating losses in excess of capital contributions are reflected as a negative amount. The earnings or losses of Debtors owned by (i) Other Debtors (e.g. LBCS is a direct subsidiary of LBSF) or (ii) Debtor-Controlled Entities (e.g. LCPI is a direct subsidiary of Lehman ALI Inc., “ALI”) and the earnings or losses of Debtor-Controlled Entities owned by a Debtor (e.g. ALI is a direct subsidiary of LBHI) are not eliminated in the Balance Sheets and as a result, the Investments in Affiliates reflect the earnings or losses of Debtors and certain Debtor-Controlled Entities more than once. Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets.

Controlled Entities – Aurora Commercial Corp.

The investment in Aurora Commercial Corp. (formerly known as Aurora Bank FSB) (“Aurora” or “ACC”), a wholly owned subsidiary of Lehman Brothers Bancorp Inc. (“LBB”), which is a wholly owned subsidiary of LBHI, is reflected in LBB’s Balance Sheets on a consolidated basis. The ultimate amounts realized for Aurora may be adjusted (including write-downs and write-offs) in future Balance Sheets which may vary materially from the amount reflected on the Balance Sheets due to significant costs to wind down and other potential liabilities.

Aurora is a party to various litigation matters, primarily matters asserting claims against it arising out of its mortgage servicing operations. Accruals will be established for loss contingencies if it becomes probable that a loss will be incurred and the amount of that loss can be estimated.

In connection with the various Aurora asset sales, LBB entered into certain guarantee agreements with the respective purchasers of the Aurora assets. In accordance with the terms of those agreements, LBB is potentially liable for an aggregate amount up to a maximum of $100 million, if Aurora fails to perform under its indemnity obligations to the purchasers of its assets. In addition, LBB is required to maintain a minimum stockholders’ equity equal to the maximum liability, plus $25 million, under the guarantees until termination, to occur upon the earlier of (i) the payment and performance in full of the guaranteed obligations and other amounts payable under the guarantees, (ii) the termination or expiration of all guaranteed obligations in accordance with the terms of the purchase agreements, (iii) the amount of LBB’s liability being reduced to zero, and (iv) the third anniversary of the closing date.

In March 2014, LBB made a distribution of $128 million to its parent company and LBHI contributed a portion of its Non-Controlled Affiliate claim receivables to LBB.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of the entities in their local jurisdictions.

Note 9 – Due from/to Affiliates

Due from/to Affiliates represents (i) receivables for transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”) and (ii) payables by Debtor-Controlled Entities to Debtors and to Non-Controlled Affiliates. Certain balances are reflected in “Due from” and “Due to” as a result of certain assignments of claims against the Debtor and therefore are not netted. When applicable, these balances are net of cash distributions.

The Balance Sheets do not reflect potential realization or collectability reserves on the Due from Affiliates or an estimate of potential additional payables to Affiliates. As a result, adjustments (including write-downs and write-offs) to Due from Affiliates may be recorded in future Balance Sheets.

The following table summarizes the Due from/to Controlled Affiliates by counterparty for LBHI, LBSF and LCPI as of March 31, 2014:

$ in millions	LBHI		LBSF		LCPI

LBHI Controlled Affiliates	Due from	Due to (1)	Due from	Due to (1)	Due from	Due to (1)
Lehman Brothers Holdings Inc	$—	$—	$—	$(13,981)	$38	$(11,006)
LB Special Financing Inc (2)	13,981	(0)	—	—	87	(560)
Lehman Commercial Paper Inc	11,006	(38)	560	(87)	—	—
LB Commodity Services Inc	727	(41)	—	(312)	—	(3)
LB Commercial Corporation (2)	265	(18)	43	—	140	—
Structured Asset Securities Corp	425	—	0	—	—	(343)
Merit, LLC	—	(18)	—	(15)	211	—
LB OTC Derivatives Inc (2)	355	—	—	—	—	—
RACERS Claim (3)	2,090	—	—	—	—	—

Total Debtors	$28,849	$(115)	$603	$(14,396)	$476	$(11,912)

Lehman Ali Inc:
Lehman Ali Inc (PCO)	—	(2,973)	—	(0)	3,099	—
LB2 Limited	255	—	10	—	—	(238)
LB Pass - Through Securities Inc	195	—	—	—	211	—
LCPI Properties Inc	—	(612)	—	—	—	—
Ribco spc, Inc	36	—	39	—	—	—
Ribco LLC	—	(225)	3	—	—	—
LB I Group Inc:
LB I Group Inc (PCO)	2,737	(6)	11	—	77	(1)
LB Offshore Partners Ltd	427	—	—	(0)	1	—
DL Mortgage Corp	—	(228)	0	—	809	—
314 Commonwealth Ave Inc:
314 Commonwealth Ave Inc (PCO)	1,170	(17)	—	(2)	—	—
Stockholm Investments Limited	—	(143)	—	(0)	—	—
LB U.K. Holdings (Delaware) Inc:
LB U.K. Holdings (Delaware) Inc (PCO)	318	—	—	—	—	—
Caistor Trading BV	—	(103)	110	—	—	—

Other:
Pami Ali LLC	1,919	(78)	1	—	897	(4)
Luxembourg Finance Sarl	844	—	28	—	—	—
ARS Holdings II LLC	643	—	—	—	—	—
Real Estate Private Equity Inc	693	—	—	—	—	—
L.B.A. YK	290	—	—	—	—	—
LB Delta Funding Limited	236	—	—	—	—	—
LBHK Funding (Cayman) No.4	185	—	—	—	—	—
Pami LBREP II LLC	162	—	—	—	—	—
Lehman Brothers Global Services Inc.	104	—	—	(0)	—	(0)
LB Private Equity Advisers LLC	—	(106)	—	(0)	—	—
Lehman Investment Inc	—	(119)	—	(31)	172	—
LB 745 Leaseco I LLC	—	(144)	—	—	—	—
Other	762	(850)	23	(7)	147	(76)
LB Re Financing No.1 Limited	6,977	—	—	—	—	—

Total Debtor-Controlled Entities	$17,954	$(5,604)	$225	$(41)	$5,412	$(319)

	$46,803	$(5,719)	$828	$(14,437)	$5,888	$(12,231)

Entities listed under the caption “LBHI Controlled Affiliates” represent the LBHI controlled affiliates (included in the consolidated group identified in bold), which has the receivable or payable directly with LBHI, LBSF and LCPI. “Other” represents significant balances which for presentation purpose are aggregated in “Other Debtor-Controlled” in the Balance Sheets. “PCO” is defined as parent company only.

(1)	“Due to” balances with Controlled Affiliates are reflected in Liabilities Subject to Compromise on the March 31, 2014 Balance Sheets.
(2)	Includes claims assigned to LBHI as part of LBF Settlement Agreement (pursuant to Section 8.11 of the Plan, which requires that claims transferred after the Confirmation Date are to be treated for distribution purposes as if such claim were held by the transferor who held such claim of the Commencement Date of the Bankruptcy).

(3)	For further discussion of RACERS Claims refer to Note 6 – Subrogated Receivables from Affiliates and Third Parties.
(4)	During the quarter ended March 31, 2014, certain entities were liquidated and their claims of approximately $440 million against their parents (LBHI for $325 million and LCPI for $115 million) as of March 31, 2014 were assigned to their respective parents. As LBHI and LCPI are current holders of claims against themselves, the receivables and payables are netted in the Balance Sheets.

The following table summarizes the Due from/to Non-Controlled Affiliates by counterparty for LBHI, LBSF and LCPI as of March 31, 2014:

	LBHI		LBSF		LCPI
$ in millions	Due from (7)	Due to (8)	Due from (7)	Due to (8)	Due from (7)	Due to (8)
Lehman Brothers Treasury Co B.V. (1)	$2,736	$(28,906)	$854	$—	$—	$—
Lehman Brothers Finance S.A. (2)	10,993	(790)	—	—	0	—
Lehman Brothers Bankhaus A.G. (3)	78	(6,210)	—	(177)	—	(1,076)
Lehman Brothers Inc. (4)	6,082	—	—	—	28	—
LB RE Financing No.2 Limited (5)	0	(5,682)	—	—	—	—
Lehman Brothers Asia Holdings Limited	4,903	(1)	—	(25)	—	(129)
Lehman Brothers Securities NV (1)	3,701	(4,329)	—	(54)	—	—
LB UK Financing Ltd (6)	3,465	—	—	—	—	—
LB SF No.1 Ltd (6)	—	(2,540)	—	—	—	—
LB Commercial Corp. Asia Limited	1,611	—	11	—	—	(1)
Lehman Brothers International (Europe) Inc.	9	(931)	—	(653)	2	—
Lehman Brothers (Luxembourg) S.A.	829	—	—	—	—	—
LB RE Financing No.3 Limited	—	—	589	—	—	—
Lehman Re Limited	—	(353)	—	(18)	—	(274)
LB UK RE Holdings Limited	413	—	13	—	—	(5)
Lehman Brothers Japan Inc.	—	(138)	—	(156)	—	—
LB Asia Pacific (Singapore) PTE	366	—	—	—	—	—
LB Investments PTE Ltd	299	—	—	—	—	—
Thayer Properties Limited	274	—	—	—	—	(0)
LB (PTG) Ltd	262	—	—	—	0	—
LB Lease & Finance No.1 Ltd	186	—	—	—	—	—
LB (Luxembourg) Equity Finance S.A	131	(113)	—	—	—	—
Lehman Brothers Asia Limited	—	(154)	—	—	—	(0)
LB Securities Asia Limited	263	(168)	—	—	—	—
Wood Street Investments Ltd	—	(232)	—	—	—	—
LB Holdings Intermediate 2 Ltd	—	(256)	—	—	—	—
Lehman Brothers Limited	—	(303)	—	(3)	—	(1)
LB UK Holdings Limited	—	(512)	—	—	—	—
LB Asia Capital Company	31	(519)	37	—	168	—
Eldon Street Holdings Limited	—	(538)	—	—	—	(0)
Storm Funding Ltd	—	(790)	—	(4)	—	(102)
Longmeade Limited	19	—	—	—	—	(100)
Other	737	(561)	16	(157)	5	(62)

Total	$37,387	$(54,023)	$1,520	$(1,248)	$203	$(1,751)

The schedule represents balances with Non-Controlled Affiliates that have settled or are being managed by a third party liquidator.

(1)	Lehman Brothers Treasury Co. B.V. (“LBT”) and Lehman Brothers Securities N.V. (“LBS”) are included in the defined term “Non-Controlled Affiliates,” but LBHI has no direct or indirect equity interest in either LBT or LBS.
(2)	“Due from” balances with LBF reflect the settlement agreement entered into with LBF whereas LBHI received an allowed claim of $8,750 million (refer to LBF Settlement Agreement section below for additional information) adjusted for (i) an increase of $2 billion related to foreign currency translation from the date of the LBF Settlement Agreement to the date of the Balance Sheets and (ii) an increase in “Due from” of $192 million for amounts that were withheld by LBF from payments to LBHI for an indemnity escrow and other holdbacks from proceeds LBF had previously received on assigned affiliate claims. “Due to” balances reflect LBF’s allowed claim of $943 million adjusted for the LBHI distributions to LBF of approximately $153 million in March 2014.

(3)	LBSF payable to Lehman Brothers Bankhaus A.G. (“Bankhaus”) includes approximately $3 million of secured payables reported on the Balance Sheets in Secured Claims Payable to Third Parties.
(4)	LBHI balance with Lehman Brothers Inc. (“LBI”) includes a General Unsecured Claim against LBI of $1.5 billion related to the subrogated claim of JPM against LBI.
(5)	Distributions from LBHI to LB RE Financing No.2 Limited (“FIN2”) are remitted from FIN2 to LB RE Financing No. 1 Limited (“FIN1”); these distributions are paid from FIN1 to LBHI to satisfy its obligations.
(6)	In September 2013 LBHI has entered into a temporary arrangement with the administrator for LBSF No.1 Limited and LB UK Financing Limited to withhold payments due from LBHI to these entities pending the finalization of an agreement to offset these payments against related receivables from these entities.
(7)	“Due From” balances are recorded in the local currency of the Non-Controlled Entity and as a result, balances fluctuate as a result of changes in foreign exchange rates.
(8)	“Due to” balances with Non-Controlled Entities are reflected in Liabilities Subject to Compromise on the March 31, 2014 Balance Sheets.
(9)	The following table represents gross receivables less collections received to date between certain Debtors and certain Non-Controlled Affiliates:

	LBHI
$ in millions	Gross Claims	Collections	Net Receivables
Lehman Brothers Asia Holdings Limited	$9,120	$(4,217)	$4,903
Lehman Brothers Securities NV (a)	4,411	(710)	3,701
Lehman Brothers Treasury Co B.V (a)	3,275	(539)	2,736
LB UK Financing Ltd (6)	3,573	(108)	3,465
LB Commercial Corp. Asia Limited	2,299	(688)	1,611
LB UK RE Holdings Limited	726	(314)	413
Lehman Brothers International (Europe) Inc.	94	(85)	9

	$23,404	$(6,576)	$16,828

	LBSF
	Gross Claims	Collections	Net Receivables
Lehman Brothers Treasury Co B.V.	$1,023	$(169)	854
LB UK RE Holdings Limited	22	(10)	13
LB Commercial Corp. Asia Limited	17	(6)	11

	$1,062	$(184)	$878

(a)	In March 2014, LBHI received approximately $1,066 million from LBF, which consisted of (i) amounts held in escrow by LBF on claims against LBS, LBT and Lehman Brothers Europe Limited (assigned to LBHI as part of the LBF Settlement Agreement) of $710 million, $539 million and $9 million, respectively, reduced by (ii) $192 million withheld by LBF from its payment to LBHI for an indemnity escrow and other holdbacks.

The following table summarizes the Due from/to Affiliates by counterparty for certain Debtor-Controlled Entities as of March 31, 2014:

$ in millions	Lehman ALI Inc.		LB I Group Inc.		314 Commonwealth Ave. Inc.		LB UK Holdings Delaware Inc.		Other Debtor- Controlled Entities

Controlled Affiliates:	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Debtors:
Lehman Brothers Holdings Inc.	$3,810	$(486)	$234	$(3,164)	$161	$(1,170)	$103	$(318)	$447	$(5,077)
Lehman Commercial Paper Inc.	238	(3,310)	1	(886)	—	—	—	—	4	(1,069)
Lehman Brothers Special Financing Inc.	—	(52)	—	(11)	2	—	—	(110)	31	(28)
LB 745 LLC	—	—	—	—	—	—	—	—	—	(100)
Luxembourg Residential Properties Loan Fin S.a.r.l.	—	—	—	—	545	—	—	—	—	—

Total Debtors	$4,048	$(3,848)	$235	$(4,061)	$708	$(1,170)	$103	$(428)	$482	$(6,273)

Debtor-Controlled:
314 Commonwealth Ave Inc	$75	$—	$—	$—	$—	$—	$—	$—	$—	$—
Lehman Ali Inc	—	—	—	—	—	(75)	—	—	280	—
REPE LBREP III LLC	—	—	—	—	—	—	—	—	136	—
Real Estate Private Equity Inc	—	—	—	—	—	—	—	—	222	—
LB I Group Inc	—	—	—	—	—	—	—	—	—	(321)
LCPI Properties Inc	—	—	—	—	—	—	—	—	—	(180)
Pami ALI LLC	180	(280)	321	—	—	—	—	—	—	(358)
Other	164	(158)	66	(72)	0	(54)	181	(796)	1,635	(959)

Total Debtor-Controlled Entities	$419	$(438)	$387	$(72)	$0	$(128)	$181	$(796)	$2,272	$(1,817)

Total	$4,467	$(4,286)	$622	$(4,133)	$708	$(1,298)	$284	$(1,224)	$2,754	$(8,090)

Non-Controlled Affiliates: (1)
Lehman Brothers Holdings Intermediate 2 Ltd	$—	$—	$—	$—	$—	$—	$77	$—	$749	$—
LB UK RE Holdings Limited	—	—	—	—	659	—	76	—	2	(0)
Lehman Brothers Holdings PLC	—	—	—	(1)	—	—	167	—	—	(1)
LB ODC 3	—	—	—	—	—	—	162	—	—	—
Lehman Brothers Asia Holdings Limited	1	(7)	—	(31)	1	—	2	(47)	668	(507)
Other	90	(11)	7	(6)	27	(15)	810	(83)	649	(962)

Total	$91	$(19)	$7	$(38)	$687	$(15)	$1,294	$(130)	$2,068	$(1,470)

(1)	Certain “Due from” balances are recorded in the local currency of the Non-Controlled Entity and as a result, balances fluctuate as a result of changes in foreign exchange rates. “Due from/Due to” balances include both settled and unsettled balances with Non-Controlled Affiliates.

Joint Venture to Facilitate Resolution of LBIE Claims

On January 31, 2014, Lehman Brothers Holdings Intermediate 2 Ltd. (“LBHI2”), a Non-Controlled Affiliate, LBHI, and Elliott Management Corporation and King Street Capital Management, L.P. (together the “Funds”) entered into definitive documentation and consummated the Joint Venture previously announced on November 21, 2013. LBHI2 contributed to the Joint Venture its senior and subordinated claims (approximately GBP 1.3 billion) and a portion of the economic interest in the preferred equity in LBIE. The Funds paid approximately GBP 650 million to LBHI2 and contributed to the Joint Venture the distributions on their claims against LBIE (approximately GBP 2.6 billion as of January 31, 2014) in excess of the principal amount plus post-administration interest at 8% per year.

The Joint Venture includes a joint recovery pool which is governed by a specific sharing formula. Subject to certain adjustments, which could be material, all recoveries from the Sub Debt, Senior Claims and the Funds’ contribution are split as follows: (a) 100% to the Funds up to GBP 650 million; (b) then 70% to the Funds and 30% to LBHI2 up to GBP 1.3 billion (plus interest); (c) then 50% to the Funds and 50% to LBHI2 up to GBP 2.2 billion (plus interest); and (d) 25% to the Funds and 75% to LBHI2 over GBP 2.2 billion (plus interest). A detailed summary of the terms of the parties’ commitments and the Joint Venture is available at www.lehman-docket.com in the key documents section.

The Company has receivables and has filed proof of debt for receivables from LBHI2 at (i) Luxembourg Finance Sarl (“Lux Finance”) of $730 million of fixed rate notes, plus $19 million of interest accrued through the date LBHI2 entered administration, and (ii) LB Scottish Holdings LP3 (“SLP3”) of $77 million. In previous balance sheets, the Company reserved in full for the subordinated receivables from LBHI2 of $6.139 billion, (“SLP3 Sub Rec”). As of March 31, 2014, the Company has not recorded an estimate of future recoveries on the SLP3 Sub Rec or additional accrued interest that may accrue subsequent to LBHI2 administration date at Lux Finance and/or SLP3 as ultimate recoveries depend on the resolution of legal issues.

In addition, any future recoveries from LBHI2 at Non-Controlled Affiliates may indirectly benefit the Company through the repayment of certain its Non-Controlled Affiliates receivables.

For additional information related to Lux Finance intercompany affiliate creditors, please refer to “Due from/to Controlled Affiliates by counterparty for LBHI, LBSF and LCPI” and “Due from/to Controlled Affiliates by counterparty for certain Debtor-Controlled Entities” tables above. LB UK Holdings Delaware is the indirect parent and thus would be the beneficiary of any proceeds paid pursuant to SLP3 Sub Rec although a receivable has not been recorded on the books of LB UK Holdings Delaware.

As described in “LBHI2 Joint Administrators’ Progress Report for the Period 14 July 2013 to 13 January 2014”, LBHI2 filed a proof of debt for its claims against LBIE for GBP 1,292,255,510 comprised of a claim for GBP 1,254,165,598 ($2.225 billion) of subordinated debt (the “Sub Debt”) and a non-subordinated claim for GBP 38,089,911 (the “Senior Claim”). As of March 31, 2014, LBIE has not admitted the submitted claims. As provided by the LBHI2’s Joint Administrator, LBHI2’s recoveries and distributions will be determined based on a number of legal issues.

If LBIE makes distributions on the preferred equity before aggregate distributions from the Joint Venture to the Funds and LBHI2 have reached GBP 2.2 billion (plus interest) then, in certain circumstances, LBHI2, Lux Finance and LBHI shall be obligated to make payments to preserve the economic terms of the transaction as if 100% of the Preferred Equity proceeds had been transferred by LBHI2 to the Joint Venture.

LBF Settlement Agreement

LBHI and certain of its Debtor and Debtor-Controlled Entities and Lehman Brothers Finance AG (in Liquidation), also known as Lehman Brothers Finance SA (in liquidation) (“LBF”) entered into an agreement (“LBF Settlement Agreement”), dated on March 27, 2013 to settle all intercompany claims between them. For further information, refer to the motion [Docket No. 36300] filed by LBHI. As the LBF Settlement Agreement became effective on March 21, 2014 (“Effective Date”), the terms of the LBF Settlement Agreement have been reflected in the Balance Sheets as of March 31, 2014.

In consideration for the Tschira Entities (as defined in the Docket No. 43309) withdrawing their objection with prejudice to the LBF Settlement Agreement, the Guarantee Claim against LBHI was reinstated and allowed as a single allowed Guarantee Claim in LBHI Class 9A if, and to the extent, the Tschira Entities ultimately receive an allowed claim against LBF.

The following table reflects only (i) the allowed claims between LBHI and LBF and (ii) the LBF Assigned Receivables as of the Effective Date:

$ in millions	Receivables/ (Payables)	Comments
Allowed claims between LBHI and LBF
Payable to LBF	$(943)	Note 1 - LBF claim against LBHI
Receivable from LBF	8,750	Note 2 - LBHI claim against LBF
LBF Receivables assigned to LBHI (3)
LBS	4,411
LBT	3,275
LOTC	316
LBSF	32
LBCC	130
Other-Controlled Entities	2
Non-Controlled Affiliates	1,080

Total LBF Receivables assigned to LBHI	$9,246

(1)	LBF has an Allowed Lehman Program Securities (“LPS”) Claim in the amount of approximately $943 million against LBHI on account of LBHI’s guarantee of certain securities held by LBF. Although this claim is classified as a Senior Affiliate Guarantee Claim under the Plan (LBHI Class 4B), LBF has agreed to treatment of the claim as a Senior Third Party Guarantee Claim (LBHI Class 5).

(2)	LBHI has an allowed claim against LBF in the amount of CHF 9.548875 billion (corresponding to approximately $8.75 billion converted from Swiss Francs at the rate of USD/CHF 1.0913 at March 27, 2013). LBHI has also agreed to subordinate partially the LBHI Claim to the claims of the LBF’s third-party creditors. Specifically, LBF will implement a waterfall (the “LBF Waterfall”) in its liquidation that provides an initial priority recovery to general unsecured third-party creditors of $1.275 billion (provided that no such creditor shall receive more than 50% of its allowed claim). LBF’s affiliate creditors shall receive a priority distribution equal, on a percentage basis, to the priority recovery of LBF’s third party creditors. Following this initial priority distribution, LBHI will participate pro rata with all creditors in LBF’s distributions.

(3)

LBF assigned to LBHI all of its right, title and interest in claims that LBF asserted against certain other Lehman affiliates as set forth in the LBF Settlement Agreement (and which formed the basis for LBF’s asserted guarantee claims against LBHI) (the “LBF Claim Assignment”). The assigned claims include LBF’s claims against (i) LBS, which LBS allowed in the amount of approximately $4.411 billion, (ii) LBT, which LBT allowed in an amount equal to approximately $3.275 billion, (iii) Debtors and Debtor-Controlled Entities which were allowed, and (iv) Non-Controlled Affiliates consisting of balances with LBI and LB Equity Finance (Lux) which were settled and LB Securities Asia Ltd, LBCCA, and Bankhaus, which have not settled and may be subject to changes.

Note 10 – Payables to Controlled Affiliates and Other Liabilities

Payables to Controlled Affiliates and Others Liabilities reflects: (i) payables to controlled affiliates for activities amongst Debtors and Debtor-Controlled Entities for cash transfers, encumbered inventory and administrative expenses allocation totaling approximately $2.0 billion with the corresponding receivables in Receivables from Controlled Affiliates and Other Assets and (ii) other liabilities totaling approximately $808 million. The following table summarizes the main components of Payables to Controlled Affiliates and Other Liabilities as of March 31, 2014:

$ in millions	Debtors					Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities
	LBHI	LCPI	LBSF	Other Debtors	Total
Encumbered Financial Inventory (1)	$—	$—	$—	$—	$—	$400	$400
PIK Notes (2)	—	—	—	—	—	160	160
Fundings and other activities (3)	617	133	32	1	783	652	1,435

Payables to Controlled Affiliates	617	133	32	1	783	1,213	1,996

Distributions on Allowed Claims (not remitted)	89	260	57	3	408	—	408
Misdirected wires	69	—	—	—	69	—	69
Loan Participation Agreement	—	55	—	—	55	—	55
Other	28	37	(0)	5	70	205	276

Total Other Liabilities	186	352	57	8	603	205	808

Total Payables to Controlled Affiliates and other liabilities	$803	$485	$88	$9	$1,386	$1,418	$2,804

(1)	Represents “Private Equity/Principal Investment” assets encumbered to LCPI.
(2)	Represents a secured payable from ALI to LOTC, LBHI, and LBSF related to the PIK Notes net of $190 million in payments.
(3)	Includes (i) $420 million related to amounts deposited at LBHI by certain Debtors and Debtor-Controlled Entities related to their portion of the asserted aggregate tax liability of $510 million (refer to Note 4 – Cash and Short-Term Investments Pledged or Restricted for additional information; (ii) $372 million of cash held at LB Agency Co, LLC on behalf of certain Debtors; (iii) $272 million primarily related to fundings by LBHI and cost allocations; (iv) $113 million related to amounts deposited at LBHI by certain Debtors related to their portion of the reserve allocation agreement related to the disputed claims against the Debtors; (v) $55 million in LBHI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370] ; and (vi) $38 million of secured receivables in LCPI from LBHI related to the unwind of the Kingfisher structure.

Note 11 – Taxes Payable

As of March 31, 2014, the Company has recorded an estimated $579 million for potential pre- and post-petition amounts owed to federal, state, local and international taxing authorities. The taxes payable is net of any refund claims and the estimated impact of the five-year federal NOL carryback. The reduction of $171 million in taxes payables since December 31, 2013 reflects recent Federal and State settlements and settlements-in-principle and has been allocated among the members of the LBHI tax group pursuant to the Debtor Allocation Agreement (the “DAA”), as discussed below. The balance in Taxes Payable for LBSF (including an amount previously recorded in Receivables from Controlled Affiliates and other assets) represents a receivable from the consolidated LBHI tax group for tax payments made in excess of estimated tax liabilities.

LBHI historically had a receivable for the estimated amount of LBI’s portion of taxes. In February 2013, a global settlement was reached on all intercompany transactions between LBHI and LBI, including an allowed priority claim against LBI, equivalent to the level afforded to a taxing authority. The settlement as it pertains to tax generally covers all pre - and post-petition consolidated federal/combined state and local liabilities through the deconsolidation of LBI from the tax group. On November 20, 2013, LBI was deconsolidated from the tax group upon the disposition of a portion of its stock.

The DAA, which became effective on the Effective Date, includes the following key tax-related provisions: (i) additional claims between/among the Debtors (are treated as pre-petition unsecured claims to the extent related to tax years 2008 and prior) has been allowed in order to reflect the appropriate allocation of any audit changes/adjustments to the LBHI consolidated federal/combined state and local income tax returns (including by way of amended returns), taking into account historic tax sharing principles, and (ii) in the event that any member of the LBHI consolidated federal/combined state and local income tax group does not satisfy its share of the final tax liabilities, LBHI will equitably allocate the unsatisfied liability between/among all Debtor members of its consolidated federal/combined state and local income tax group. By reason of the LBI settlement, LBHI will be responsible for the portion of any group tax liability that would have been allocated to LBI. In accordance with the DAA, the Company has recorded an estimate of the impact of the Federal and State settlements and settlements-in-principle to the respective members of the tax group, including an estimate of any additional pre-petition unsecured claims between/among the debtors (in some cases resulting in an increase in an individual member’s liability based on the underlying audit adjustments despite the reduction in the group’s tax liability overall).

The DAA also addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal/combined state and local income taxes for tax years ending after the Effective Date.

The IRS filed an initial Proof of Claim on December 22, 2010 in the amount of approximately $2.2 billion against the Company with respect to the consolidated federal income tax returns LBHI filed on behalf of itself and its subsidiaries for the 2001 through 2007 tax years. On December 9, 2013, the IRS filed an interim amended proof of claim of approximately $500 million, reflecting the impact of numerous resolved issues (many of which were the subject of prior Bankruptcy Court approval) and the estimated value of the five-year NOL carryback claim. As of the interim proof of claim, only two known federal tax issues with respect to pre-petition tax years remain unresolved: (i) stock loan (currently in litigation) and (ii) a withholding tax issue (currently the subject of a settlement-in-principle). The IRS is auditing the consolidated federal income tax returns of the LBHI group for the tax years 2008-2010, including the amount of the 2008 net operating loss. Further, the LBHI consolidated group has several hundred million dollars on deposit with the IRS for the tax years 1997 through 2000 and 2006, as to which the IRS has preserved the right of offset or counterclaim.

In certain circumstances, any member of the tax group may be subject to withholding taxes, transactional taxes or taxes on income in certain jurisdictions with respect to the realization of financial positions as assets are disposed of during the course of liquidation.

Note 12 – Liabilities Subject to Compromise

Liabilities Subject to Compromise as of March 31, 2014 have been estimated at approximately $274 billion, net of distributions and adjustments.

Over $1.3 trillion of claims have been asserted against the Debtors. To date, the Company has identified many claims that it believes should be disallowed for a number of reasons, including but not limited to claims that are duplicative of other claims, claims that are amended by later filed claims, late filed claims, claims that are not properly filed against a Debtor in these proceedings and claims that are either overstated, asserted an incorrect priority or that cannot otherwise properly be asserted against these Debtors. Through March 31, 2014, the Debtors have allowed approximately $315.1 billion in claims and continue working to reconcile and resolve the remaining disputed claims.

There is a significant unliquidated claim against BNC (Claim No. 31036) which, if liquidated and allowed, would have a material impact on the recoveries to BNC claimants and would result in creditors receiving significantly less than a 100% recovery on their claims. In accordance with the Plan, the Company has continued to make distributions to allowed claimants of BNC.

In preparing the Balance Sheets, the Company has reviewed all available claims data as it relates to each of the Debtors. As of March 31, 2014, the Company has reduced its estimates of Liabilities Subject to Compromise for certain Debtors by approximately $1.7 billion from December 31, 2013 primarily due to the Freddie Mac Settlement Agreement partially offset by the settlement with LBF. The Company will continue to review its estimate of Liabilities Subject to Compromise as more information becomes available in the future, including such items as claims settlements, distributions and Court decisions. Determinations of allowed amounts may be higher or lower than the recorded estimates, and accordingly, adjustments, which may be material, may be recorded in future Balance Sheets.

Freddie Mac Settlement Agreement

LBHI, ACC, Aurora Loan Services (“ALS”) and Freddie Mac agreed to a settlement agreement (“Freddie Mac Agreement”) [Docket No. 42754], as approved by the Bankruptcy Court on February 19, 2014. The Freddie Mac Agreement primarily provided for a one-time cash payment of $767 million by LBHI to Freddie Mac. As a result, the Company reduced the Liabilities Subject to Compromise balance by $2.0 billion, which represented the estimated claims liability amount reflected in the Balance Sheets as of December 31, 2013 and released the cash reserve of $1.2 billion on account of these claims, in the Balance Sheets as of March 31, 2014. LBHI reinstated, for purposes of parity of classes, two Freddie Mac claims to itself amounting to $1.8 billion (Claim No.33568 allowed for approximately $1.2 billion and Claim No.33576 allowed for approximately $0.6 billion).

Federal National Mortgage Association Settlement Agreement

LBHI, ACC, ALS and the Federal National Mortgage Association (“Fannie Mae”) agreed to a settlement agreement (“Fannie Mae Agreement”) [Docket No. 42153], as approved by the Bankruptcy Court on January 31, 2014. The Fannie Mae Agreement provides, among other things, for the (i) Fannie Mae Claim to be allowed in the amount of $2.15 billion in LBHI Class 7, (ii) transfer of certain documents and information from Fannie Mae to LBHI in order to allow LBHI to pursue indemnity claims against various third parties for breaches of representations and warranties, and (iii) release of any other claims that Fannie Mae may have against LBHI, ACC, ALS or other Debtors.

Distributions Pursuant to Plan

The Debtors have made distributions through April 2014 to creditors totaling $81.0 billion, of which $57.1 billion were payments on account of third party claims. These amounts include the Freddie Mac settlement of $767 million in March 2014 and payments to creditors related to other claim settlements made between semi-annual distributions. In 2014, the Company has made distributions to third party creditors, including Freddie Mac, of approximately $13.6 billion.

In accordance with section 8.13(c) of the Plan, to the extent that any Debtor has Available Cash, as defined in section 1.5 of the Plan, after all Allowed Claims against that Debtor have been satisfied in full, each holder of each such Allowed Claim shall be entitled to receive post-petition interest on the Allowed amount of such Claim. The Company has not recorded an estimate for post-petition interest in LOTC as of March 31, 2014.

Note 13 – Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities (excluding primarily Due to Affiliates and Liabilities Subject to Compromise) having non-U.S. dollar functional currencies using exchange rates as of the Balance Sheets’ date. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Note 14 – Legal Proceedings

The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Note 15 – Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Note 16 – Accompanying Schedules

The amounts and estimates disclosed in the Accompanying Schedules to the Balance Sheets included in this filing are based on the information available at the time of the filing and are subject to change as additional information becomes available.

Note 17 – Rounding

The Balance Sheets, the Management’s Discussion and Analysis, and the Accompanying Schedules may have rounding differences in their summations. In addition, on the Balance Sheets there may be rounding differences between the financial information on the Accompanying Schedules and the related amounts.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of March 31, 2014

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (2)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (3)	Total LBHI Controlled Entities
Assets
Cash and short-term investments	$6,627	$1,092	$37	$116	$0	$184	$127	$2,899	$(0)	$31	$11,113	$1,221	$12,334
Cash and short-term investments pledged or restricted	5,568	2,580	159	422	899	29	31	373	2	141	10,204	133	10,338
Financial instruments and other inventory positions:
Commercial Real Estate	102	0	—	—	—	—	—	467	—	—	569	1,232	1,800
Loans and Residential Real Estate	59	9	—	—	—	—	—	255	—	—	324	126	449
Principal investments	40	—	—	—	—	—	—	116	—	—	156	2,101	2,257
Derivative Receivables and Related Assets	—	852	19	5	7	1	—	0	—	38	922	2	924

Total Financial instruments and other inventory positions	201	861	19	5	7	1	—	838	—	38	1,970	3,460	5,431
Subrogated Receivables from Affiliates and Third Parties	2,110	—	—	—	—	—	—	—	—	—	2,110	—	2,110
Receivables from Controlled Affiliates and other assets	632	78	13	12	146	15	15	519	373	28	1,830	700	2,531
Investments in Affiliates	(35,161)	(27)	—	—	—	—	—	843	—	(189)	(34,533)	(31,660)	(66,193)
Due from Affiliates:
Controlled Affiliates	46,803	828	358	18	—	—	2	5,888	0	588	54,485	6,550	61,035
Non-Controlled Affiliates	37,387	1,520	695	878	88	0	0	203	—	34	40,805	4,150	44,955

Total Due from Affiliates	84,191	2,348	1,052	896	88	0	2	6,091	0	622	95,290	10,700	105,990

Total Assets	$64,168	$6,932	$1,280	$1,451	$1,140	$230	$175	$11,563	$375	$670	$87,984	$(15,445)	$72,539

Liabilities and Stockholders’ Equity Liabilities
Payables to Controlled Affiliates and other liabilities	$803	$88	$1	$2	$5	$—	$0	$485	$0	$2	$1,386	$1,418	$2,804
Due to Affiliates:
Controlled Affiliates	0	—	—	—	—	—	—	—	—	—	0	16,745	16,745
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	1,672	1,672

Total Due to Affiliates	0	—	—	—	—	—	—	—	—	—	0	18,416	18,416
Secured Claims Payable to Third Parties	2,036	3	—	—	—	—	—	—	—	—	2,039	—	2,039
Taxes Payable	147	(189)	(22)	(6)	37	(13)	1	25	—	(2)	(21)	600	579
Liabilities Subject to Compromise	220,077	33,258	1,301	577	349	1	4	16,551	545	1,177	273,841	0	273,842

Total Liabilities	223,063	33,161	1,280	573	391	(12)	6	17,061	546	1,177	277,245	20,434	297,679
Stockholders’ Equity	(158,895)	(26,229)	(0)	878	749	242	169	(5,498)	(170)	(507)	(189,261)	(35,879)	(225,140)

Total Liabilities and Stockholders’ Equity	$64,168	$6,932	$1,280	$1,451	$1,140	$230	$175	$11,563	$375	$670	$87,984	$(15,445)	$72,539

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	Certain Other Debtor’s Balance Sheets are presented on page 19.
(3)	Certain Debtor-Controlled Entities’ Balance Sheets are presented on page 20.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of March 31, 2014 (Certain Other Debtors)

(Unaudited)

($ in millions)	LB 745 LLC 08-13600	CES Aviation LLC 08-13905	CES Aviation V 08-13906	CES Aviation IX 08-13907	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	LB 2080 Kalakaua Owners LLC 09-12516	BNC Mortgage LLC 09-10137	LB Somerset LLC 09-17503	LB Preferred Somerset LLC 09-17505	PAMI Statler Arms LLC 08-13664	MERIT LLC 09-17331	Other Debtors (1)
Assets
Cash and short-term investments	$8	$4	$1	$1	$4	$0	$0	$—	$(0)	$2	$—	$—	$0	$10	$31
Cash and short-term investments pledged or restricted	14	8	1	2	99	—	2	—	—	13	—	—	—	2	141
Financial instruments and other inventory positions:
Commercial Real Estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Loans and Residential Real Estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Principal investments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	—	—	—	—	38	38

Total Financial instruments and other inventory positions	—	—	—	—	—	—	—	—	—	—	—	—	—	38	38
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Receivables from Controlled Affiliates and other assets	9	5	1	1	4	2	—	4	0	1	—	0	—	—	28
Investments in Affiliates	—	—	—	—	—	—	(189)	—	—	—	—	—	—	—	(189)
Due from Affiliates:
Controlled Affiliates	143	—	0	0	343	—	67	—	—	2	—	—	—	33	588
Non-Controlled Affiliates	5	—	—	—	4	5	—	—	—	—	—	—	—	22	34

Total Due from Affiliates	148	—	0	0	347	5	67	—	—	2	—	—	—	54	622

Total Assets	$179	$17	$3	$5	$454	$7	$(120)	$4	$0	$17	$—	$0	$0	$104	$670

Liabilities and Stockholders’ Equity Liabilities
Payables to Controlled Affiliates and other liabilities	$—	$—	$—	$—	$—	$1	$0	$0	$0	$—	$0	$0	$0	$1	$2
Due to Affiliates:
Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Due to Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	—	—	—	—	(2)	—	—	—	—	(0)	—	—	—	—	(2)
Liabilities Subject to Compromise	27	16	8	8	746	3	—	6	40	18	7	10	0	287	1,177

Total Liabilities	27	16	8	8	744	4	0	6	40	18	8	10	0	288	1,177
Stockholders’ Equity	152	1	(5)	(3)	(290)	3	(120)	(2)	(40)	(1)	(8)	(10)	0	(184)	(507)

Total Liabilities and Stockholders’ Equity	$179	$17	$3	$5	$454	$7	$(120)	$4	$0	$17	$—	$0	$0	$104	$670

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of March 31, 2014 (Debtor-Controlled Entities)

(Unaudited)

($ in millions)	Lehman ALI Inc. (2)	Property Asset Management Inc. (3)	LB I Group Inc. (3)	Lehman Brothers Bancorp Inc. (3)	PAMI Holdings LLC	314 Common- wealth Ave Inc. (3)	LB U.K. Holdings (Delaware) Inc.	PAMI ALI LLC	Lux Finance Sarl	Other Debtor- Controlled Entities	Debtor - Controlled Group Elims (1)	Total Debtor- Controlled Entities
Assets
Cash and short-term investments	$83	$12	$29	$220	$8	$3	$15	$19	$1	$831	$—	$1,221
Cash and short-term investments pledged or restricted	0	1	3	2	4	2	—	15	(0)	107	—	133
Financial instruments and other inventory positions:
Commercial Real Estate	84	514	0	—	500	(0)	6	51	—	77	—	1,232
Loans and Residential Real Estate	124	0	0	1	—	—	—	—	—	1	—	126
Principal investments	1	—	1,500	0	—	—	0	13	—	587	—	2,101
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	2	—	2

Total Financial instruments and other inventory positions	208	514	1,500	1	500	(0)	6	64	—	666	—	3,460
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—
Receivables from Controlled Affiliates and other assets	355	9	80	2	2	98	95	76	—	233	(249)	700
Investments in Affiliates	(36,083)	(25)	(0)	(1)	—	(170)	118	(224)	—	(122)	4,847	(31,660)
Due from Affiliates:
Controlled Affiliates	4,467	0	622	—	—	708	284	769	—	1,985	(2,286)	6,550
Non-Controlled Affiliates	91	3	7	316	—	687	1,294	57	749	946	—	4,150

Total Due from Affiliates	4,558	3	629	316	—	1,395	1,578	826	749	2,931	(2,286)	10,700

Total Assets	$(30,878)	$514	$2,241	$541	$513	$1,327	$1,811	$776	$750	$4,646	$2,312	$(15,445)

Liabilities and Stockholders’ Equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$206	$9	$407	$44	$0	$(7)	$10	$107	$—	$870	$(228)	$1,418
Due to Affiliates:
Controlled Affiliates	4,286	—	4,133	72	—	1,298	1,224	3,609	939	3,470	(2,286)	16,745
Non-Controlled Affiliates	19	0	38	14	—	15	130	32	—	1,424	—	1,672

Total Due to Affiliates	4,304	0	4,170	86	—	1,313	1,354	3,642	939	4,893	(2,286)	18,416
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	372	—	5	—	—	204	(12)	30	—	1	—	600
Liabilities Subject to Compromise	—	—	—	—	—	—	—	0	—	0	—	0

Total Liabilities	4,883	9	4,583	130	0	1,509	1,352	3,778	939	5,765	(2,514)	20,434
Stockholders’ Equity	(35,761)	506	(2,342)	411	513	(182)	459	(3,002)	(189)	(1,119)	4,826	(35,879)

Total Liabilities and Stockholders’ Equity	$(30,878)	$514	$2,241	$541	$513	$1,327	$1,811	$776	$750	$4,646	$2,312	$(15,445)

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances reflect the impact of eliminations of (i) intercompany balances only between Debtor-Controlled Entities and (ii) investments in subsidiaries only between Debtor-Controlled Entities.
(2)	Lehman Ali Inc is reflected on a consolidated basis excluding wholly owned subsidiaries that are Debtor entities, 314 Commonwealth Ave Inc, and Pami ALI LLC.
(3)	Entities are reflected on a consolidated basis, e.g. Property Asset Management Inc. includes its wholly owned subsidiary, Orbit RE LLC.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis

CONTENTS

1.	Introductory Notes	22

2.	Highlights – Section 15.6(b)(ii)(A)	23

	2.1. Trends and Uncertainties

	2.2. Significant Events, Developments and Other Activities

3.	Investments and Expenditures – Section 15.6(b)(ii)(B)	26

4.	Asset Sales, Restructurings and Other – Section 15.6(b)(ii)(C)	27

5.	Claims Update – Section 15.6(b)(ii)(D)	29

	5.1. Claims Reconciliation and Resolution Update

	5.2. Significant Claims Settlements

6.	Litigation Update – Section 15.6(b)(ii)(E)	31

7.	Costs and Expenses – Section 15.6(b)(ii)(F)	33

8.	Appendix A – Glossary of Terms	34

Section references above are to the Plan.

1.	INTRODUCTORY NOTES

This report contains forward-looking statements that reflect known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements containing information regarding the intent, belief or current expectation of the Company and members of its management. Forward-looking statements reflect the Company’s current views with respect to future events as well as various estimates, assumptions and comparisons based on available information, many of which are subject to risks and uncertainties. Readers of this report should not place undue reliance on these forward-looking statements.

The reader should read this report and the documents referenced herein (in particular, the accompanying Balance Sheets and Accompanying Schedules, and the 2013+ Cash Flow Estimates) completely and with the understanding that as more information becomes available to the Company, any forward-looking statements may change, potentially in a material respect. The Company does not undertake any obligation to update any forward-looking statements contained in this report, but reserves the right to do so.

In addition, material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of creditors’ allowed claims. These may have a significant effect on the timing and quantum of any future distributions to creditors. Accordingly, creditors should not rely upon this report as the sole basis of an estimate of the value of their claims, or as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities.

This report refers to various defined terms as set out in the Glossary of Terms in Appendix A.

Objectives

On March 6, 2012 (the “Effective Date”), the Plan became effective and the Debtors emerged from bankruptcy with new Boards of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). The Company continues to pursue the objective of asset value maximization and timely distributions to creditors of available cash through the optimal execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Company has made and expects to continue to make semi-annual distributions to creditors of all Debtors, with each entity subject to review at each distribution date.

2.	HIGHLIGHTS – Section 15.6(b)(ii)(A)

2.1	TRENDS AND UNCERTAINTIES

The Company owns real estate, private equity investments, loans, derivatives contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to trends, events and factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; changes in budget, tax and fiscal policies in the U.S. and other countries; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

The 2013+ Cash Flow Estimates and its accompanying notes (Docket No. 38954) reflect the Company’s views on trends and uncertainties that have, or are reasonably likely to have, a material effect on the Company’s financial condition as of such date. Except as noted therein, the Company is not aware of any additional trends, events or uncertainties that will materially change the information contained in this report.

2.2	SIGNIFICANT EVENTS, DEVELOPMENTS AND OTHER ACTIVITIES

This section provides an update on various significant distribution, asset management and monetization, claim, affiliate and other activities:

For the quarter ended March 31, 2014:

•	The Company realized gross cash receipts of approximately $5.5 billion in the quarter ending March 31, 2014, including:

•	Receipts from asset management and monetization activities of approximately $1.9 billion, including:

•	Collections of approximately $1.4 billion from Commercial Real Estate investments, including $1.0 billion from the sale and dividends of the common shares of EQR and AVB, $122 million from the sale of the Ritz Kapalua Hotel and $87 million from the sale of Culver Studios;

•	Approximately $260 million of collections from Derivatives activities.

•	Receipt of approximately $3.2 billion from Non-Controlled Affiliates, including $1,370 million from Lehman Brothers Asia Holdings Ltd., $1,066 million from LBF and $353 million from Lehman Brothers Commercial Corp Asia (“LBCCA”).

For the period subsequent to March 31, 2014:

•	During April and May 2014, the Company collected gross cash receipts of approximately $1.8 billion:

•	Receipts from asset management activities of approximately $820 million, primarily on collections of approximately $560 million from Commercial Real Estate investments including $210 million from the sale of Marblehead land, $84 million from the sale of New Day (portfolio of European Hotels) debt and equity positions and $75 million from the sale of Oak Knoll land;

•	Receipts by LBHI from Debtors of approximately $440 million on distributions from LOTC ($316 million), LBCC ($114 million) and LBSF ($10 million) pursuant to claims assigned to LBHI as part of the LBF Settlement Agreement (refer to Docket No. 36300);

•	Receipts from Non-Controlled Affiliates of approximately $540 million including approximately $396 million withheld by LBHI on allowed claims against LBT and LBS. To accelerate receipts, LBHI entered into separate Distribution Agreements, pursuant to which LBHI deducted and withheld distributions due to LBT and LBS on their allowed claims against LBHI.

Other Activities:

•	Claims and Distributions:

•	Unresolved filed claims decreased by approximately $44 billion to $80.0 billion as of March 31, 2014, from $123.9 billion as of December 31, 2013, primarily due to the settlement of claims with FNMA, Freddie Mac and LBF. As of March 31, 2014, the Company has estimated the liability for claims that have yet to be allowed or disallowed to be approximately $26.1 billion, which represents a decrease of approximately $5.5 billion from $31.6 billion at December 31, 2013, primarily due to the settlement of claims with FNMA, Freddie Mac and LBF. See Schedule 5.1 – Claims Reconciliation and Resolution Update for further details;

•	The Company made distributions to third party creditors, including Freddie Mac of approximately $13.6 billion. Please see Docket No. 43745 for further information.

•	Non-Controlled Affiliates:

•

On January 31, 2014, Lehman Brothers Holdings Intermediate 2 Ltd. (LBHI2), LBHI, Elliott Management Corporation (Elliott) and King Street Capital Management, L.P. (KS), KS together with Elliott, the “Funds”) entered into definitive documentation and consummated the Joint Venture previously announced on November 21, 2013. LBHI2 contributed to the Joint Venture its senior and subordinated claims (approximately face amount GBP 1.3 billion) and a portion of the economic interest in the preferred equity in LBIE. The Funds paid approximately GBP 650 million to LBHI2 and contributed to the Joint Venture the distributions on their claims against LBIE (approximately GBP 2.6 billion as of January 31, 2014) in excess of the principal amount plus post-administration interest at 8% per year. The

Joint Venture includes a joint recovery pool which is governed by a specific sharing formula. A detailed summary of the terms of the parties’ commitments and the Joint Venture is available at www.lehman-docket.com in the Key Documents section.

•	Other:

•	A settlement agreement between LBHI and Federal National Mortgage Association (“FNMA”) was approved by the Bankruptcy Court on January 31, 2014. The agreement provides FNMA an allowed Class 7 claim of $2.15 billion and transfers certain documents from FNMA to LBHI in order to allow LBHI to pursue indemnity claims against various third parties for breach of representations and warranties. FNMA also released all other claims against LBHI, other Debtors and Debtor controlled entities;

•	Federal Home Loan Mortgage Corporation (“Freddie Mac”) and LBHI reached a settlement agreement which was approved by the Bankruptcy Court on February 19, 2014. As a result of the agreement, LBHI made a one-time cash payment of $767 million to Freddie Mac. LBHI reinstated, for purposes of parity classes, two Freddie Mac Claims to itself amounting to $1.8 billion.

3.	INVESTMENTS AND EXPENDITURES – Section 15.6(b)(ii)(B)

The following schedule denotes new investments in any asset or permitted expenditures in the period between January 1, 2014 and March 31, 2014 to preserve existing assets (in each case a single transaction or series of related transactions on a cumulative basis after the Effective Date in excess of $25 million):

During the quarter ending March 31, 2014, there was no investment or expenditure for an individual asset greater than $25 million.

4.	ASSET SALES, RESTRUCTURINGS AND OTHER – Section 15.6(b)(ii)(C)(1)

The following schedule denotes any restructurings, settlements and sales, including any realized gains or losses relative to the market value reported in the prior period balance sheet, and relative to undiscounted cash flow estimates as reported in the 2013+ Cash Flow Estimates for principal amounts, wind-downs or liquidations of the Debtors’ existing assets, in each case, solely with respect to any asset that has an estimated undiscounted cash flow principal amount greater than $50 million for derivatives, loans, or private equity or principal investments managed assets, and greater than $75 million for real estate managed assets. The aforementioned are referred to as “Significant Monetizations”:

($ millions)	Actual Principal Collected (2)	2013+ Cash Flow Estimates (3)	12/31/2013 Balance Sheets Value (4)	Realized Gain / (Loss) Relative to 2013+ Cash Flow Estimate	Realized Gain / (Loss) Relative to 12/31/13 Balance Sheets Value
Loans and Securitizations (5)
Fairpoint Communications Inc.	$21	$12	$17	$9	$4
Deal A	9	6	7	2	2

Total Loans and Securitizations	$30	$19	$24	$11	$6

Private Equity / Principal Investments
GP and LP Stakes in PE and Hedge Funds	$43	$43	$43	$—	$0

Total Private Equity / Principal Investments	$43	$43	$43	$—	$0

Derivatives (5)
Deal B	$86	$79	$84	$7	$2

Total Derivatives	$86	$79	$84	$7	$2

Real Estate (5)
Deal C	$23	$23	$23	$—	$(0)
Archstone (Sales and Dividend)	1,021	1,082	963	(61)	58
Culver Studios	87	76	81	11	6
Ritz Kapalua Hotel	122	179	119	(57)	3

Total Real Estate	$1,253	$1,359	$1,186	$(106)	$67

Total Significant Monetizations	$1,411	$1,500	$1,337	$(89)	$75

Notes to Asset Sales, Restructurings and Other:

1.	All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.
2.	Partial monetizations below $5 million are not reflected above. Some transactions have not settled and are recorded as “Receivables from Controlled Affiliates and other assets” on the Balance Sheets.
3.	Represents undiscounted cash flow of the estimated principal (and related accrued income, if any) amount reflected in the 2013+ Cash Flow Estimates for the asset.
4.	Represents the recorded value reported on the prior period balance sheet (as of December 31, 2013) for the asset.
5.	Certain monetizations are anonymous due to confidentiality requirements.

5.	CLAIMS UPDATE – Section 15.6(b)(ii)(D) (1)

5.1	CLAIMS RECONCILIATION AND RESOLUTION UPDATE

The following schedule is an update of the claims reconciliation and resolution process:

($ billions)		First Quarter Activity			March 31, 2014 Claims Balance
Claim Category	December 31, 2013 Claims Balance	Additional Allowed Claims	Change in Estimated Active Claims	March 31, 2014 Claims Balance	LBHI	LCPI	LBSF	Other Debtors
Direct Claims:
Debt	$99.7	$1.2	$(1.2)	$99.7	$99.0	$—	$—	$0.7
Derivatives	25.8	0.2	(0.2)	25.8	0.0	0.0	23.2	2.5
Other	15.9	2.8	(3.2)	15.5	8.3	6.7	0.1	0.4

Total Direct Claims	141.4	4.2	(4.6)	141.0	107.3	6.8	23.3	3.7

Affiliate Claims Direct	107.5	0.5	(0.4)	107.6	58.8	23.1	20.6	5.1
Affiliate Guarantee Claims	11.8	0.9	0.0	12.7	12.7	—	—	—
Third Party Guarantee Claims (2)	77.8	0.4	(0.3)	77.9	77.9	—	—	—

Total Liabilities Subject to Compromise	338.5	6.0	(5.3)	339.2	256.7	29.8	43.9	8.8

Taxes Payable	0.3	0.0	(0.3)	(0.0)	0.1	0.0	(0.2)	(0.0)
Secured Claims Payable to Third parties	2.0	—	—	2.0	2.0	—	0.0	0.0

Total Claims (2)	$340.8	$6.0	$(5.6)	$341.2	$258.9	$29.9	$43.7	$8.8

Allowed Claims (3)	$309.2	$6.0	$—	$315.1	$237.4	$29.8	$39.7	$8.2
Estimated Unresolved Claims to be Allowed (2)(4)	31.6	—	(5.6)	26.1	21.5	0.0	4.0	0.6

Total Claims	$340.8	$6.0	$(5.6)	$341.2	$258.9	$29.9	$43.7	$8.8

Less: Claims Distributions and other reductions (5)				(65.3)	(36.6)	(13.3)	(10.6)	(4.8)

Net Claim Liability at March 31, 2014				$275.9	$222.3	$16.6	$33.1	$3.9

(1)	All values that are exactly zero are shown as “-”. Values between zero and $50 million appear as “0”. Totals may not foot due to rounding.
(2)	Included in the current estimate of Liabilities Subject to Compromise is approximately $6.9 billion of LBHI Guarantees to creditors of LBIE.
(3)	Payments on certain secured claims of LBSF are reflected as a reduction of Allowed Claims on both LBSF and LCPI.
(4)	As of March 31, 2014, there are unresolved filed claims of $80 billion expected to be allowed at the estimated amount of approximately $26.1 billion.
(5)	Claims Distributions and other reductions include (i) distributions on allowed claims, (ii) reductions of the liabilities related to certain satisfied claims and (iii) the assignment of affiliate claims to their respective parents.

5.2	SIGNIFICANT CLAIMS SETTLEMENTS

The following schedule is a description of the claim settlements for the quarter ended March 31, 2014 providing for the allowance in excess of $250 million of a Disputed Claim against the Debtors:

Debtor	Claim Number	Original Creditor	Claim Category	Filed Amount	Allowed Amount (1)
LBHI	29557	Federal National Mortgage Association	Other Direct	$18,937,830,300	$2,150,000,000
LBHI	33576	Federal Home Loan Mortgage Corporation (2)	Other Direct	868,600,000	632,000,000
LBHI	33568	Federal Home Loan Mortgage Corporation (2)	Debt	1,202,241,875	1,202,241,875
LBHI	62783	LBIE (LBF-LPS transactions)	Affiliates Guarantee	575,154,701	262,221,458
LBHI	62786	LBIE (LBF-LPS transactions)	Affiliates Guarantee	448,053,161	516,013,936
LOTC	67796	PricewaterhouseCoopers AG, Zurich (LBF)	Affiliates	386,290,348	316,063,254

			Total	$22,418,170,385	$5,078,540,523

1) During the quarter ended March 2014 there were approximately $6.0 billion in claims allowed, of which those greater than $250 million are listed above.

2) As part of the Freddie Mac settlement, LBHI reinstated for purposes of parity classes, two Freddie Mac Claims to itself amounting to $1.8 billion.

6.	LITIGATION UPDATE – Section 15.6(b)(ii)(E)

The following is a description of the Company’s significant affirmative litigation actions against third parties that are pending, including the damages sought by the Company:

Previous litigation actions with significant updates during the quarter:

SPV Avoidance Actions – On January 29, 2014, the Court extended the stay of the avoidance actions until the later of May 20, 2014, or 30 days after the court enters a scheduling order and ordered LBSF to file a scheduling order, after meeting and conferring with counsel for the defendant noteholders, that will control the process of the litigation after expiration of the stay. The first draft of the scheduling order was filed with the Court on February 19, 2014. (Refer to the filed Balance Sheets as of March 31, 2012 for previous disclosure).

Ballyrock Litigation – During 2014, the Company signed a settlement agreement with one of the defendants. The litigation remains pending with respect to other defendants. (Refer to the filed Balance Sheets as of March 31, 2012 for previous disclosure).

LMA Avoidance Actions Litigation – LCPI has reached a settlement with Sark (Adv. Pro. No. 11-01697) on March 14, 2014, and LCPI voluntarily dismissed its claims in the adversary proceeding against Sark. To facilitate ongoing settlement discussions between LCPI and the remaining four counterparties, LCPI has stipulated to extend each counter-parties’ deadline to file its answer. (Refer to the filed Balance Sheets as of December 31, 2012 for previous disclosure).

Intel Litigation – On December 19, 2013 the Bankruptcy Court granted Intel’s Motion to Dismiss Counts 2 and 3 of the Adversary Complaint, and declared Count 1 of the Adversary Complaint to be a non-core claim. The Court also proposed that the parties agree to an adjudication of the matter in the Bankruptcy Court notwithstanding the granting of the motion. On January 14, 2014, Intel moved before the District Court to withdraw the reference from the Bankruptcy Court. By Order dated May 10, 2014, the District Court denied Intel’s motion to withdraw the reference, and ordered that the case proceed in the Bankruptcy Court, with leave for Intel to renew its motion if the case proceeds to trial. (Refer to the filed Balance Sheets as of March 31, 2013 for previous disclosure).

Federal Tax Litigation - In 2010, LBHI filed an action against the United States of America in U.S. District Court for $180 million refund of taxes paid related to certain 1990-2000 stock loan activities which were part of the Company’s customer and proprietary equity business. This activity relates to foreign tax credits emanating from customer and proprietary stock lending business conducted in 1997 to 2000 between LBI and LBIE. This litigation also includes additional tax liabilities for 2001 to 2004 as it relates to the Company’s dispute over IRS audit adjustments for LBI and LBIE stock loan transactions. On February 27, 2014 and May 5, 2014, the Bankruptcy Court and the Congressional Joint Committee on Taxation (JCT), respectively, approved a “settlement framework” negotiated by LBHI with the U.S. Department of Justice. The framework provides for an abbreviated trial (confining the trial to one legal interpretational issue) and no penalty, but limits the amount refundable. The trial is anticipated to occur in the fourth quarter of 2014. (Refer to the filed Balance Sheets as of September 30, 2013 for previous disclosure).

Giants Stadium – On May 8, 2014, LBSF filed its claim objection to Giants Stadium’s claims in the bankruptcy proceeding. (Refer to the filed Balance Sheets as of September 30, 2013 for previous disclosure).

Previous litigation actions with no significant updates during the quarter:

LBHI v. JPMorgan Chase Bank, N.A. - (Refer to the filed Balance Sheets as of September 30, 2012 for previous disclosure).

Republic of Italy - (Refer to the filed Balance Sheets as of September 30, 2012 for previous disclosure).

Credit Suisse Group AG - (Refer to the filed Balance Sheets as of September 30, 2013 for previous disclosure).

Massachusetts Department of Transportation (“MDOT”) - (Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure).

LCOR Alexandria LLC and PTO Holdings LLC (“Defendants”) - (Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure).

AmeriCredit - (Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure).

Michigan State Housing Development Authority Litigation - (Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure).

Fontainebleau Litigation - (Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure).

Citigroup Litigation - (Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure).

Marubeni Litigation - (Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure).

Turnberry Litigation - (Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure).

7.	COSTS AND EXPENSES- Section 15.6(b)(ii)(F)

The Company reports material costs and expenses on a cash basis in the monthly Post-Effective Operating Reports. Many of the engaged professionals send invoices to the Company two or more months after the dates on which the services are rendered. The cash disbursements for the Company’s material costs and expenses paid through March 31, 2014 are shown below.

($ millions)	Quarter Ended March 2014	2013+ CFE 2014 Full Year Estimate
Professional Fees (1)	$37	$172
Compensation and Benefits (2)	84	140
Outsourced Services & IT Activities	10	35
Other Operating Disbursements	6	22

Total Costs & Expenses	$137	$368

Notes:

1.	For additional information, please refer to the Monthly Schedule of Professional Fees filed with the Bankruptcy Court.
2.	Compensation and Benefits include amounts paid in January 2014 to certain employees for bonuses for 2013, as well as amounts paid to Alvarez & Marsal as interim management.

APPENDIX A                 GLOSSARY OF TERMS

TERM	DEFINITION
2013+ Cash Flow Estimates, also “2013+ CFE”	The Company’s updated outlook of estimated receipts and disbursements in a report filed on July 23, 2013 (Docket No. 38954)
Archstone	Archstone Enterprise LP – n/k/a Jupiter Enterprise LP
AVB	AvalonBay Communities, Inc.
Bankruptcy Court	The United States Bankruptcy Court for the Southern District of New York
Company

Lehman Brothers Holdings Inc. and entities that are directly or indirectly controlled by LBHI as Plan Administrator, including its management and board of directors; excludes, among others, those entities that are under separate administrations in the United States or abroad

Debtors	LBHI and certain of its direct and indirect subsidiaries that filed for protection under Chapter 11 of the Bankruptcy Code
Disclosure Statement	The Disclosure Statement for the Third Amended Joint Chapter 11 Plan, filed August 31, 2011
EQR	Equity Residential
LBCC	Lehman Brothers Commercial Corp.
LBDP	Lehman Brothers Derivatives Products Inc.
LBF	Lehman Brothers Finance S.A.
LBHI	Lehman Brothers Holdings Inc.
LBI	Lehman Brothers Inc.
LBIE	Lehman Brothers International (Europe)
LCPI	Lehman Commercial Paper Inc.
LOTC	Lehman Brothers OTC Derivatives Inc.
LBS	Lehman Brothers Securities N.V.
LBT	Lehman Brothers Treasury Co. B.V.
Non-Controlled Affiliates

Affiliates of the Debtors that were not managed or controlled by a Debtor as of the Effective Date, including, without limitation, all affiliates that are subject to proceedings in the U.S. or abroad, including proceedings under the Securities Investor Protection Act.

MD&A	Management’s Discussion & Analysis
Plan	The Modified Third Amended Joint Chapter 11 Plan of Lehman Brothers Holdings Inc. and its Affiliated Debtors, dated December 5, 2011 and confirmed December 6, 2011

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Financial Instruments Summary and Activity (1)

January 1, 2014 - March 31, 2014

(Unaudited)

	As of March 31, 2014					(Activity 01/01/14- 03/31/14)

	Encumbered (2)	Unencumbered	Total	As Reported December 31, 2013 Total	Change	Transfers and Reclassifications (3)	Fair Value / Recovery Value Change (4)	Cash (5)
$ in millions								(Receipts)	Disbursements
Commercial Real Estate (CRE)
Debtors:
Lehman Brothers Holdings Inc.	$—	$102	$102	$104	$(2)	$—	$4	$(5)	$0
Lehman Commercial Paper Inc.	—	467	467	805	(338)	(4)	76	(412)	1
Luxembourg Residential Properties Loan Finance S.a.r.l.	—	—	—	179	(179)	—	16	(195)	—

Subtotal Debtors	—	569	569	1,088	(520)	(4)	96	(612)	2
Debtor-Controlled	—	1,232	1,232	1,906	(674)	4	101	(821)	40

Total Commercial Real Estate	—	1,801	1,801	2,994	(1,194)	—	197	(1,433)	41

Loans and Residential Real Estate (Loans and RESI)
Debtors:
Lehman Brothers Holdings Inc.	—	59	59	92	(33)	(17)	11	(27)	0
Lehman Brothers Special Financing Inc.	—	9	9	8	1	—	1	—	—
Lehman Commercial Paper Inc.	—	255	255	300	(45)	(61)	46	(32)	2

Subtotal Debtors	—	324	324	401	(77)	(78)	59	(59)	2
Debtor-Controlled	0	126	126	77	48	61	24	(37)	—

Total Loans and Residential Real Estate	0	449	449	478	(29)	(17)	83	(96)	2

Private Equity / Principal Investments (PEPI)
Debtors:
Lehman Brothers Holdings Inc.	—	40	40	33	6	—	7	(1)	0
Lehman Commercial Paper Inc.	—	116	116	127	(11)	—	3	(14)	—

Subtotal Debtors	—	156	156	161	(5)	—	10	(15)	0
Debtor-Controlled	400	1,701	2,101	2,025	76	86	72	(82)	1

Total Private Equity / Principal Investments	400	1,857	2,257	2,186	71	86	81	(97)	1

Derivative Receivables and Related Assets (Derivatives)
Debtors:
Lehman Brothers Special Financing Inc.	3	849	852	929	(77)	—	99	(176)	—
Lehman Brothers Commodity Services Inc.	—	19	19	18	1	—	1	(0)	—
Lehman Brothers OTC Derivatives Inc.	—	7	7	80	(72)	—	2	(75)	—
Lehman Brothers Commercial Corp.	—	5	5	5	(0)	—	6	(6)	—
Other Debtors	—	40	40	40	0	—	2	(2)	—

Subtotal Debtors	3	919	922	1,071	(148)	—	110	(258)	—
Debtor-Controlled	—	2	2	1	1	—	1	—	—

Total Derivative Receivables and Related Assets	3	921	924	1,072	(148)	—	111	(258)	—

Totals	$403	$5,028	$5,431	$6,730	$(1,299)	$69	$472	$(1,885)	$44

Notes:

All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”. Refer to the accompanying Notes to the Balance Sheets for further discussion.

(1)	This schedule reflects inventory activity between the December 31, 2013 and March 31, 2014 Balance Sheets.
(2)	Encumbered assets include: (i) $400 million in PEPI encumbered to LCPI and (ii) $3 million in Derivatives encumbered to collateralized lenders.
(3)	Transfers and Reclassifications include (i) reclasses of certain inventory positions on the Balance Sheets and (ii) $61 million loan position transferred from LCPI to Long Cedar Plank LLC, a Debtor-Controlled Entity.
(4)	Amounts reflected in the “Fair Value / Recovery Value Change” column represent adjustments for the Company’s judgment as to fair value/recovery value and include the changes in valuation on assets encumbered to another legal entity which has the economic interest.
(5)	CRE was valued as of December 31, 2013 adjusted for (i) cash activity from January 1, 2014 to March 31, 2014 and (ii) market values for certain positions to reflect either an agreed-upon sale contract in place or significant negotiations that established a range of values. Cash receipts and disbursements in Derivatives include collections on open and terminated trades, net of hedging activities. (Amounts may differ from previously filed Schedule of Cash Receipts and Disbursements mainly due to unsettled transactions and timing and classification differences.)

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate - by Product Type (1)

As of March 31, 2014

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Total Debtor Entities	Property Asset Management Inc.	PAMI Holdings LLC	Other Debtor- Controlled Entities	Total LBHI Controlled Entities	Cost and Unpaid Principal Balances (3)
Commercial Real Estate
North America
Whole loans
Senior	$—	$76	$76	$3	$9	$28	$116	$200
B-notes/Mezzanine	1	3	4	—	—	3	6	64
Equity (2)	—	1	1	219	132	23	375	831
Real Estate Owned	—	145	145	292	359	101	897	2,183
Other	7	6	13	1	—	4	17	62

Subtotal	8	230	238	514	501	158	1,411	3,341
Europe
Whole loans
Senior	—	8	8	—	—	—	8	21
B-notes/Mezzanine	80	192	272	—	—	—	272	400
Equity	—	36	36	—	—	40	76	345
Other	14	—	14	—	—	—	14	2

Subtotal	94	236	330	—	—	40	370	768
Asia
Whole loans
Senior	—	—	—	—	—	10	10	52
Equity	—	—	—	—	—	9	9	23
Other	—	—	—	—	—	1	1	0

Subtotal	—	—	—	—	—	20	20	75

Total Commercial Real Estate	$102	$467	$569	$514	$501	$218	$1,801	$4,184

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	During the months of January and February 2014, the Company sold all its remaining REIT Shares for total proceeds of approximately $1.0 billion. The proceeds, net of certain reserves, were subsequently used to pay down the Preferred Equity of Jupiter held by various Debtor-Controlled Entities and provided a common equity distribution to PAMI, ACQ SPV I Paper LLC, ACQ SPV II Paper LLC and third party owners.
(3)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 19 portfolio investments recorded at zero fair value with a cost/ unpaid principal balance of approximately $357 million that are not included in the schedule above.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate - By Property Type And Region (1)

As of March 31, 2014

(Unaudited)

$ in millions	North America	Europe	Asia	Total	Cost and Unpaid Principal Balances (3)
Commercial Real Estate
Senior Whole Loans
Office/Industrial	$3	$—	$—	$3	$3
Hotel	45	—	—	45	49
Retail	—	8	10	18	73
Land/Other	69	—	—	69	148

Total Senior Whole Loans by Type	116	8	10	134	273
B-Note/Mezz Whole Loans
Office/Industrial	1	119	—	120	256
Hotel	1	153	—	154	149
Multi-family	2	—	—	2	5
Condominium	0	—	—	0	52
Land/Other	3	—	—	3	3

Total B-Notes/Mezz Whole Loans by Type	6	272	—	278	464
Equity
Office/Industrial	49	6	—	56	202
Hotel	58	38	2	98	244
Multi-family (2)	43	—	—	43	74
Retail	2	—	2	4	4
Mixed-use	—	32	—	32	75
Condominium	94	—	—	94	241
Land/Other	127	—	5	133	360

Total Equity by Type	375	76	9	460	1,199
Real Estate Owned
Office/Industrial	26	—	—	26	51
Hotel	170	—	—	170	213
Multi-family	21	—	—	21	41
Land/Other	681	—	—	681	1,878

Total Real Estate Owned by Type	897	—	—	897	2,183
Other	17	14	1	32	65

Total Commercial Real Estate	$1,411	$369	$20	$1,801	$4,184

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	During the months of January and February 2014, the Company sold all its remaining REIT Shares for total proceeds of approximately $1.0 billion. The proceeds, net of certain reserves, were subsequently used to pay down the Preferred Equity of Jupiter held by various Debtor-Controlled Entities and provided a common equity distribution to PAMI, ACQ SPV I Paper LLC, ACQ SPV II Paper LLC and third party owners.
(3)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 19 portfolio investments recorded at zero fair value with a cost/ unpaid principal balance of approximately $357 million that are not included in the schedule above.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Loan Portfolio by Maturity Date and Residential Real Estate (1)

As of March 31, 2014

(Unaudited)

$ in millions
	Debtor Entities
Maturity Date by Year	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Commercial Paper Inc.	Debtor - Controlled Entities	Total LBHI - Controlled Entities
	Notional (2)
2014	$—	$—	$6	$—	$6
2015	—	—	26	—	26
2016	—	—	185	—	185
2017 and over	—	—	238	—	238

Subtotal Loans	—	—	455	—	455

Residential Real Estate (3) (4)	0	—	36	69	105

Total Loans and Residential Real Estate	$0	$—	$491	$69	$560

	Fair Value
2014	$—	$—	$4	$—	$4
2015	—	—	24	—	24
2016	7	—	180	—	187
2017 and over (5)	—	—	30	—	30

Subtotal Loans	7	—	238	—	245

Equity positions - Loans	31	9	3	62	105
Residential Real Estate	22	—	14	64	100

Total Loans and Residential Real Estate	$59	$9	$255	$126	$449

Notes:

(1)	This schedule reflects loans and residential real estate assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Represents the remaining outstanding principal balance on only Loans by stated maturity dates.
(3)	Cost information related to Subrogated Collateral transferred to LBHI under the LBI Settlement is reflected as zero.
(4)	Cost information primarily represents: (i) for whole loans and warehouse lines (FV $1.1 million / Cost $12.8 million), the remaining outstanding principal balance; (ii) for REO (FV $1 million / Cost $2.2 million), the unpaid principal balance as determined in the loan as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership; (iii) for mortgage backed securities (“MBS”) (FV $83.8 million / Cost $90.2 million), the initial Class Principal amount or $100. MBS consists of Excess Spread, Residual, Interest-Only and Subordinated tranches. Cost information for MBS with a fair market value < $100, legal claims and mortgage servicing rights is not included.
(5)	Includes approximately $13 million in LCPI related to defaulted securities with past maturity dates.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Private Equity / Principal Investments by Legal Entity and Product Type

As of March 31, 2014

(Unaudited)

$ in millions	Direct Investments	GP/LP Investments (3)	Total (1)	Assets held for the benefit of LCPI (4)	Total per Balance Sheets
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$30	$9	$40	$—	$40
Lehman Commercial Paper Inc.	516	—	516	(400)	116

Total Debtors	547	9	556	(400)	156
Debtor-Controlled:
LB I Group Inc. (2)	586	513	1,099	400	1,499
Other Debtor-Controlled	11	590	601	—	601

Total Debtor-Controlled	597	1,103	1,701	400	2,101

Total	$1,144	$1,113	$2,257	$—	$2,257

By Product Type
Private Equity / Diversified Funds	$1,001	$758	$1,759
Fixed Income	128	42	170
Real Estate Funds	—	300	300
Other	15	12	27

Total	$1,144	$1,112	$2,257

Investments at cost (5)	$1,499	$1,416	$2,915
Unpaid Principal Balances (6)	$256	$—	$256

Notes:

(1)	The amounts include the unencumbered assets held by a legal entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	LB I Group Inc. (read LB “one” Group Inc.) is a major Debtor-Controlled entity. LB I Group Inc. is presented on a consolidated basis.
(3)	Includes Limited Partner (“LP”) interests in investment funds and General Partner (“GP”) ownership interests in Fund Sponsors.
(4)	“Assets held for the benefit of LCPI” represents a reconciliation of the assets encumbered from LB I Group to LCPI.
(5)	Cost information primarily includes: (i) for direct equity investments and hedge funds, the total amount funded net of distributions deemed return of capital; (ii) for partnership interests with no redemptions, the original amount funded; (iii) for partnership interests with redemptions or distributions, the ratio of cost to fair value for the underlying portfolio assets applied to the Net Asset Value for the Company’s positions; and (iv) value for assets that have been recorded at de minimis fair value amounts.
(6)	Represents the remaining outstanding principal balance on corporate loans.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors

Derivatives Assets and Liabilities(1)

As of March 31, 2014

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	LB 745 LLC	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Merit LLC	Total Debtors
Assets - Receivables, Net
Open	$—	$—	$152	$—	$—	$—	$—	$—	$—	$—	$152
Terminated / Matured	—	—	596	19	2	5	—	1	—	—	622

Total	—	—	748	19	2	5	—	1	—	—	775
Other Derivative Related Assets (2)	—	—	104	—	6	—	—	—	—	38	148

Total Derivatives and Related Assets	$—	$—	$852	$19	$7	$5	$—	$1	$—	$38	$922

# of Counterparty contracts Open	—	—	95	—	—	—	—	—	—	—	95
Termed / Matured	—	—	329	10	5	8	1	28	2	—	383

Total	—	—	424	10	5	8	1	28	2	—	478

SPV Receivables (5)	$—	$—	$437	$—	$—	$—	$—	$—	$—	$—	$437

Liabilities - Payables
Agreed (3)	$(19)	$—	$(19,161)	$(1,332)	$(484)	$(342)	$(39)	$(57)	$(77)	$—	$(21,512)
Pending Resolution (4)	(3)	(2)	(4,030)	(58)	(42)	(144)	—	—	(2)	—	(4,280)

Total	$(23)	$(2)	$(23,191)	$(1,389)	$(526)	$(486)	$(39)	$(57)	$(79)	$—	$(25,792)

# of Counterparty contracts	2	1	1,747	186	104	141	2	10	42	—	2,235

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded. Derivatives liabilities are presented prior to distributions on allowed claims.
(2)	Amounts primarily include notes in various special purpose vehicles, deposits with various brokers for OTC hedges and equity positions in various corporations.
(3)	Agreed is defined as claims that are recorded at values agreed upon with counterparties and classified as allowed or accepted as filed.
(4)	Pending Resolution are recorded at expected claim amounts estimated by the Company.
(5)	Represents the portion of derivatives receivables resulting from transactions with counterparties deemed as special purpose vehicles including receivables from entities that structurally subordinate the rights of the Debtor.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Unfunded Lending and Private Equity / Principal Investments Commitments (1)

As of June 30, 2014

(Unaudited)

	Debtor Entities
$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Total Debtor Entities	Debtor- Controlled Entities	Total LBHI Controlled Entities
Real Estate
Commercial	$—	$—	$—	$6	$6
Loans	—	1	1	—	1
Private Equity / Principal Investments
Private Equity Platform	—	—	—	201	201
Direct Investments	—	—	—	1	1
GP / LP Investments	1	—	1	8	9

Total	1	—	1	210	210

Total	$1	$1	$2	$216	$217

Notes:

(1)	The schedule includes fully and partially unfunded commitments as of June 30, 2014, under corporate loan agreements and real estate and private equity partnerships made by the Company prior to the Chapter 11 cases.